EXHIBIT 99.1

McGrath RentCorp Announces Results for First Quarter 2018

LIVERMORE, Calif., May 01, 2018 (GLOBE NEWSWIRE) -- McGrath RentCorp (NASDAQ:MGRC) (the “Company”), a diversified business to business rental company, today announced total revenues for the quarter ended March 31, 2018 of $105.1 million, an increase of 11%, compared to the first quarter of 2017.  The Company reported net income of $14.5 million, or $0.59 per diluted share for the first quarter of 2018, compared to net income of $8.0 million, or $0.33 per diluted share, in the first quarter of 2017.  The first quarter of 2018 includes a net income benefit associated with the Tax Cuts and Jobs Act (“the Tax Act”) that was enacted in December 2017.  The Tax Act reduces the U.S. federal corporate statutory rate from 35% to 21%, which contributed $0.11 to earnings per diluted share in the first quarter 2018.

FIRST QUARTER 2018 COMPANY HIGHLIGHTS:

  Income from operations increased 39% year-over-year to $22.0 million.
  Rental revenues increased 9% year-over-year to $74.3 million.
  Adjusted EBITDA1 increased 18% year-over-year to $42.8 million.
  Dividend rate increased 31% year-over-year to $0.34 per share for the first quarter of 2018.  On an annualized basis, this dividend represents a 2.3% yield on the April 30, 2018 close price of $58.93 per share.

Joe Hanna, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our first quarter results are a positive start to the year. Overall operating profit increased by 39%, driven by growth in rental gross profit of $5.0 million and sales gross profit of $1.3 million.  Demand was broad based across each of our divisions as the economy continued to show positive momentum.

Mobile Modular rental revenues for the quarter increased 10% from a year ago, primarily driven by 9% improvement in average rental rates.  Rental revenue growth continued to be healthy across commercial and education markets.  Portable Storage rental revenues grew by 15% on strong demand from construction projects.  Modular sales revenues increased significantly year-over-year, primarily due to higher used equipment sales.

TRS-RenTelco rental revenues for the quarter increased 9%, primarily driven by 7% higher average rental equipment and improved utilization.  Demand for both communications and general purpose test equipment continued the healthy trends experienced in late 2017.

Adler Tank Rentals rental revenues for the quarter increased 8% from a year ago.  Rental revenue growth occurred across a mix of vertical markets, including upstream oil and natural gas, which increased from 6% to 10% of total rental revenues. Utilization improved as average equipment on rent increased 11%. Due to ongoing competitive price pressure, average rental rates declined slightly.

We continue to execute on our performance improvement initiatives.  We are driving better performance from our fleet without significant new equipment investments and we are encouraged by our progress.

Now that our first quarter is completed, we have established a good foundation for the remainder of the year.”

  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

DIVISION HIGHLIGHTS:

All comparisons presented below are for the quarter ended March 31, 2018 to the quarter ended March 31, 2017 unless otherwise indicated.

MOBILE MODULAR

For the first quarter of 2018, the Company’s Mobile Modular division reported income from operations of $12.3 million, an increase of $3.7 million, or 42%.  Rental revenues increased 10% to $37.0 million, depreciation expense decreased 2% to $5.2 million and other direct costs increased 7% to $10.3 million, which resulted in an increase in gross profit on rental revenues of 15% to $21.4 million.  Rental related services revenues increased 3% to $11.9 million, with associated gross profit increasing 4% to $2.9 million.  Sales revenues increased 55% to $4.6 million.  Gross margin on sales increased to 36% from 30% in 2017 due to higher margins on used equipment sales, resulting in a twofold increase in gross profit on sales revenues to $1.7 million.  Selling and administrative expenses increased 2% to $14.0 million, primarily due to increased salaries and employee benefit costs.

TRS-RENTELCO

For the first quarter of 2018, the Company’s TRS-RenTelco division reported income from operations of $7.2 million, an increase of $1.5 million, or 27%.  Rental revenues increased 9% to $21.5 million, depreciation expense increased 6% to $8.6 million and other direct costs increased 5% to $3.5 million, which resulted in an increase in gross profit on rental revenues of 14% to $9.4 million.  Sales revenues increased 18% to $5.2 million.  Gross margin on sales decreased to 52% from 57% in 2017 primarily due to lower margins on used equipment sales, resulting in an 8% increase in gross profit on sales revenues to $2.7 million.  Selling and administrative expenses decreased 1% to $5.6 million.

ADLER TANKS

For the first quarter of 2018, the Company’s Adler Tanks division reported income from operations of $3.2 million, an increase of $0.9 million, or 40%.  Rental revenues increased 8% to $15.7 million, depreciation expense was flat at $3.9 million and other direct costs increased 2% to $2.4 million, which together resulted in an increase in gross profit on rental revenues of 13% to $9.3 million.  Rental related services revenues decreased 11% to $5.1 million, with gross profit on rental related services decreasing 23% to $1.0 million.  Selling and administrative expenses decreased 1% to $7.2 million.

FINANCIAL OUTLOOK:

Based upon the Company’s year-to-date results and current outlook for the remainder of the year, the Company is raising its financial outlook and expects its 2018 total operating profit to increase 11% to 15% above 2017 results, as compared to our prior expectation of an 8% to 12% increase.

ABOUT MCGRATH RENTCORP:

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company with four rental divisions.  Mobile Modular rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  TRS-RenTelco rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations serving key markets throughout the United States.  Mobile Modular Portable Storage provides portable storage solutions in the California, Texas, Florida, Northern Illinois, New Jersey, North Carolina and Georgia markets.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Modular Buildings – www.mobilemodular.com
Electronic Test Equipment – www.trsrentelco.com
Tanks and Boxes – www.adlertankrentals.com
Portable Storage – www.mobilemodularcontainers.com
School Facilities Manufacturing – www.enviroplex.com

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings.  You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

CONFERENCE CALL NOTE:

As previously announced in its press release of April 2, 2018, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 1, 2018 to discuss the first quarter 2018 results.  To participate in the teleconference, dial 1-844-707-0666 (in the U.S.), or 1-703-639-1220 (outside the U.S.), or to listen only, access the simultaneous webcast at the investor relations section of the Company’s website at https://investors.mgrc.com/.  A 7-day replay will be available following the call by dialing 1-855-859-2056 (in the U.S.), or 1-404-537-3406 (outside the U.S.).  The pass code for the call replay is 6888595.  In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at https://investors.mgrc.com/events-and-presentations.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, regarding McGrath RentCorp’s expectations, strategies, prospects or targets are forward looking statements.  These forward-looking statements also can be identified by the use of forward-looking terminology such as “believes,” “expects,” “will,” or “anticipates” or the negative of these terms or other comparable terminology.  In particular, Mr. Hanna’s comment that the Company’s businesses have established a good foundation for the remainder of 2018, and the full year 2018 outlook in the “Financial Outlook” section are forward-looking.

These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties that could cause our actual results to differ materially from those projected including: the extent of the recovery underway in our modular building division; the state of the wireless communications network upgrade environment; the utilization levels and rental rates of our Adler Tanks liquid and sold containment tank and box rental assets; the potential for continuing softness in communications test equipment rental demand in our electronics division; continued execution of our performance improvement initiatives; and our ability to effectively manage our rental assets, as well as the factors disclosed under “Risk Factors” in the Company’s Form 10-K and other SEC filings.

Forward-looking statements are made only as of the date hereof.  Except as otherwise required by law, we assume no obligation to update any of the forward-looking statements contained in this press release.

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2018	2017
Revenues
Rental	$74,261	$67,978
Rental related services	17,831	17,935
Rental operations	92,092	85,913
Sales	12,091	8,295
Other	902	629
Total revenues	105,085	94,837
Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	17,777	17,379
Rental related services	13,768	13,833
Other	16,269	15,359
Total direct costs of rental operations	47,814	46,571
Costs of sales	7,101	4,596
Total costs of revenues	54,915	51,167
Gross profit	50,170	43,670
Selling and administrative expenses	28,128	27,848
Income from operations	22,042	15,822
Other income (expense):
Interest expense	(2,992)	(2,789)
Foreign currency exchange gain (loss)	(32)	226
Income before provision for income taxes	19,018	13,259
Provision for income taxes	4,552	5,286
Net income	$14,466	$7,973
Earnings per share:
Basic	$0.60	$0.33
Diluted	$0.59	$0.33
Shares used in per share calculation:
Basic	24,067	23,950
Diluted	24,478	24,232
Cash dividends declared per share	$0.340	$0.260

MCGRATH RENTCORP CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
(in thousands)	2018	2017
Assets
Cash	$4,448	$2,501
Accounts receivable, net of allowance for doubtful accounts of $1,883 in 2018 and $1,920 in 2017	98,092	105,872
Rental equipment, at cost:
Relocatable modular buildings	779,839	775,400
Electronic test equipment	269,043	262,325
Liquid and solid containment tanks and boxes	310,478	309,808
	1,359,360	1,347,533
Less accumulated depreciation	(494,022)	(485,213)
Rental equipment, net	865,338	862,320
Property, plant and equipment, net	119,904	119,170
Prepaid expenses and other assets	25,762	22,459
Intangible assets, net	7,506	7,724
Goodwill	27,808	27,808
Total assets	$1,148,858	$1,147,854
Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$300,595	$303,414
Accounts payable and accrued liabilities	84,666	86,408
Deferred income	38,502	39,219
Deferred income taxes, net	194,811	194,629
Total liabilities	618,574	623,670
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 24,102 shares as of March 31, 2018 and 24,052 shares as of December 31, 2017	102,840	102,947
Retained earnings	427,634	421,405
Accumulated other comprehensive loss	(190)	(168)
Total shareholders’ equity	530,284	524,184
Total liabilities and shareholders’ equity	$1,148,858	$1,147,854

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2018	2017
Cash Flows from Operating Activities :
Net income	$14,466	$7,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,928	19,405
Impairment of rental assets	39	—
Provision for doubtful accounts	35	289
Share-based compensation	864	806
Gain on sale of used rental equipment	(3,848)	(2,943)
Foreign currency exchanges (gain) loss	32	(226)
Amortization of debt issuance costs	13	13
Change in:
Accounts receivable	7,745	4,036
Prepaid expenses and other assets	(3,303)	(1,536)
Accounts payable and accrued liabilities	(4,284)	(3,924)
Deferred income	(717)	2,388
Deferred income taxes	182	(451)
Net cash provided by operating activities	31,152	25,830
Cash Flows from Investing Activities:
Purchases of rental equipment	(24,168)	(15,914)
Purchases of property, plant and equipment	(2,667)	(5,835)
Proceeds from sales of used rental equipment	7,707	5,505
Net cash used in investing activities	(19,128)	(16,244)
Cash Flows from Financing Activities:
Net repayments under bank lines of credit	(2,831)	(2,436)
Taxes paid related to net share settlement of stock awards	(971)	(143)
Payment of dividends	(6,300)	(6,155)
Net cash used in financing activities	(10,102)	(8,734)
Effect of foreign currency exchange rate changes on cash	25	(24)
Net increase in cash	1,947	828
Cash balance, beginning of period	2,501	852
Cash balance, end of period	$4,448	$1,680
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$2,537	$2,303
Net income taxes paid, during the period	$1,572	$5,565
Dividends accrued during the period, not yet paid	$8,237	$6,190
Rental equipment acquisitions, not yet paid	$6,930	$7,513

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2018
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$37,027	$21,529	$15,705	$—	$74,261
Rental related services	11,934	807	5,090	—	17,831
Rental operations	48,961	22,336	20,795	—	92,092
Sales	4,593	5,175	305	2,018	12,091
Other	297	527	78	—	902
Total revenues	53,851	28,038	21,178	2,018	105,085

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,248	8,577	3,952	—	17,777
Rental related services	9,019	621	4,128	—	13,768
Other	10,331	3,504	2,434	—	16,269
Total direct costs of rental operations	24,598	12,702	10,514	—	47,814
Costs of sales	2,932	2,488	268	1,413	7,101
Total costs of revenues	27,530	15,190	10,782	1,413	54,915
					-
Gross Profit					-
Rental	21,448	9,448	9,319	—	40,215
Rental related services	2,915	186	962	—	4,063
Rental operations	24,363	9,634	10,281	—	44,278
Sales	1,661	2,687	37	605	4,990
Other	297	527	78	—	902
Total gross profit	26,321	12,848	10,396	605	50,170
Selling and administrative expenses	14,012	5,618	7,198	1,300	28,128
Income (loss) from operations	$12,309	$7,230	$3,198	$(695)	$22,042
Interest expense					(2,992)
Foreign currency exchange loss					(32)
Provision for income taxes					(4,552)
Net income					$14,466

Other Information
Average rental equipment [1]	$746,186	$264,325	$308,920
Average monthly total yield [2]	1.65%	2.71%	1.69%
Average utilization [3]	77.3%	62.7%	57.6%
Average monthly rental rate [4]	2.14%	4.33%	2.94%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2017
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$33,654	$19,746	$14,578	$—	$67,978
Rental related services	11,588	658	5,689	—	17,935
Rental operations	45,242	20,404	20,267	—	85,913
Sales	2,964	4,383	189	759	8,295
Other	97	527	5	—	629
Total revenues	48,303	25,314	20,461	759	94,837

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,333	8,091	3,955	—	17,379
Rental related services	8,797	597	4,439	—	13,833
Other	9,647	3,333	2,379	—	15,359
Total direct costs of rental operations	23,777	12,021	10,773	—	46,571
Costs of sales	2,082	1,900	133	481	4,596
Total costs of revenues	25,859	13,921	10,906	481	51,167

Gross Profit
Rental	18,674	8,322	8,244	—	35,240
Rental related services	2,791	61	1,250	—	4,102
Rental operations	21,465	8,383	9,494	—	39,342
Sales	882	2,483	56	278	3,699
Other	97	527	5	—	629
Total gross profit	22,444	11,393	9,555	278	43,670
Selling and administrative expenses	13,800	5,689	7,267	1,092	27,848
Income (loss) from operations	$8,644	$5,704	$2,288	$(814)	15,822
Interest expense					(2,789)
Foreign currency exchange gain					226
Provision for income taxes					(5,286)
Net income					$7,973

Other Information
Average rental equipment [1]	$744,641	$246,015	$306,817
Average monthly total yield [2]	1.51%	2.68%	1.58%
Average utilization [3]	76.8%	62.2%	52.3%
Average monthly rental rate [4]	1.96%	4.30%	3.03%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.  The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements.  Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company.  Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges.  The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow.  In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance.  Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2018	2017	2018	2017
Net income	$14,466	$7,973	$160,413	$39,658
Provision (benefit) for income taxes	4,552	5,286	(71,202)	29,679
Interest	2,992	2,789	11,825	11,440
Depreciation and amortization	19,928	19,404	78,940	79,723
EBITDA	41,938	35,452	179,976	160,500
Impairment of rental assets	39	—	1,678	—
Share-based compensation	864	806	3,256	3,041
Adjusted EBITDA [1]	$42,841	$36,258	$184,910	$163,541
Adjusted EBITDA margin [2]	41%	38%	39%	38%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2018	2017	2018	2017
Adjusted EBITDA [1]	$42,841	$36,258	$184,910	$163,541
Interest paid	(2,537)	(2,420)	(11,942)	(11,870)
Income taxes paid, net of refunds received	(1,572)	(5,565)	(25,511)	(20,414)
Gain on sale of used rental equipment	(3,848)	(2,943)	(18,638)	(13,716)
Foreign currency exchange loss (gain)	32	(226)	(76)	46
Amortization of debt financing cost	13	13	50	52
Change in certain assets and liabilities:
Accounts receivable, net	7,780	4,325	(5,540)	(915)
Prepaid expenses and other assets	(3,303)	(1,536)	1,357	(1,536)
Accounts payable and other liabilities	(7,537)	(4,464)	4,679	10,370
Deferred income	(717)	2,388	(1,385)	2,388
Net cash provided by operating activities	$31,152	$25,830	$127,904	$127,946

  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.
  Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

FOR INFORMATION CONTACT:
Keith E. Pratt
EVP & Chief Financial Officer
925-606-9200